AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 2011

Registration No. 333-168139

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHADES HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida	5961	27-1368114
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

20711 Sterlington Drive
Land O’ Lakes, Florida 34638
(813) 454-0130 • Fax: (813) 388-4430
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sean M. Lyons, Chief Executive Officer
Shades Holdings, Inc.
20711 Sterlington Drive
Land O’ Lakes, Florida 34638
(813) 454 0130 • Fax: (813) 388-4430
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John N. Giordano, Esq.
Bush Ross, P.A.
1801 N. Highland Avenue
Tampa, Florida 33602
(813) 224-9255 • Fax (813) 223-9620

Approximate date of commencement of proposed sale to the public:  Not Applicable

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SECURITIES; TERMINATION OF REGISTRATION STATEMENT

On October 25, 2010, the Securities and Exchange Commission (the “Commission”) declared effective a Registration Statement on Form S-1 (File No. 333-168139) (the “Registration Statement”) of Shades Holdings, Inc.  (the “Registrant”) relating to (a) 4,000,000 shares being offered for sale by the Registrant (the “Registered Direct Offering”), and (b) 1,102,222 shares being registered for sale by the selling security holders set forth on page 22 of the prospectus (the “Registered Resale Offering”).  The Company has sold a total of 95,000 shares in connection with the Registered Direct Offering. In addition, no shares were sold by the selling shareholders in connection with the Registered Resale Offering.  The Registrant has supplemented the prospectus (the “Prospectus”) included in the Registration Statement with the information set forth in Supplement No. 1 dated December 9, 2010, filed with the Commission.

Registrant has made a determination to close the Registered Direct Offering and the Registered Resale Offering.  As a result, Registrant will no longer maintain effectiveness of the Registration Statement.  Registrant does not have any contractual obligations to maintain the effectiveness of the Registration Statement.  Accordingly, this Post-Effective Amendment No. 2 to the Registration Statement is being filed solely to terminate the effectiveness of the Registration Statement and to deregister, as of the effective date of this Post-Effective Amendment No. 2, (i) all of the registered shares that remain unsold under the Registration Statement as of the date hereof with respect to the Registered Direct Offering, and (ii) all of the registered shares held by selling security holders set forth on page 22 of the prospectus that remain unsold under the Registration Statement as of the date hereof with respect to the Registered Resale Offering.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such unsold securities.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on June 3, 2011.

SHADES HOLDINGS, INC.

By:	/s/ Sean Lyons
Sean M. Lyons, Principal Executive Officer

By:	/s/Jesus Diaz
Jesus Diaz, Principal Financial Officer and Principal Accounting Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sean M. Lyons and Jesus Diaz, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement on Form S-1 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of the 3 day of June, 2011.

By:	/s/ Sean Lyons
Name:	Sean M. Lyons
Title:	Member of the Board of Directors and
Principal Executive Officer

Date:	June3, 2011

By:	/s/Jesus Diaz
Name:	Jesus Diaz
Title:	Member of the Board of Directors and
Principal Financial Officer and Principal Accounting Officer

Date:	June 3, 2011

By:	/s/ Ryan Ford
Name:	Ryan Ford
Title:	Member of the Board of Directors

Date:	June 3, 2011